Exhibit 10.1

EXECUTION COPY
AMENDMENT NO. 1
Dated as of March 11, 2019
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of July 31, 2018
THIS AMENDMENT NO. 1 (this “Amendment”) is made as of March 11, 2019 by and among Vonage America Inc., a Delaware corporation (“Vonage America”), Vonage Holdings Corp., a Delaware corporation (“Holdings” and, together with Vonage America, the “Borrowers”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent’), under that certain Second Amended and Restated Credit Agreement dated as of July 31, 2018 by and among the Borrowers, the Lenders and the Administrative Agent (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.
WHEREAS, the Borrowers have requested that the requisite Lenders and the Administrative Agent make certain amendments to the Credit Agreement;
WHEREAS, the Borrowers, the Lenders party hereto and the Administrative Agent have so agreed on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.
1.Amendments to the Credit Agreement. Effective as of the Amendment No. 1 Effective Date (as defined below), the parties hereto agree that the Credit Agreement shall be amended as follows:
(a)    Clause (d) in the definition of “Change of Control” set forth in Section 1.01 of the Credit Agreement is amended to add the words “, “fundamental change”, “make-whole fundamental change”” immediately after the words “a “change of control””;
(b)    Clause (q) in the definition of “Consolidated EBITDA” set forth in Section 1.01 of the Credit Agreement is amended and restated in its entirety to read as follows:
“(q)     extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto), charges or expenses relating to integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs or accruals or reserves incurred in connection with acquisitions after the Closing Date, other business optimization activity or event (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs (including those incurred in connection with cost-savings pursuant to Section 1.08) and, curtailment or modifications to pension and postretirement employee benefit plans and any Deferred Revenue Purchase Accounting Adjustments; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (q), together with the aggregate amount of Specified Adjustments added back to Consolidated EBITDA pursuant to clause (y) of Section 1.08(e), for such period shall not exceed 20% of Consolidated EBITDA for such period prior to giving effect to both this clause (q) and clause (y) of Section 1.08(e), minus”
(c)    The definition of “Indebtedness” set forth in Section 1.01 of the Credit Agreement is amended to (i) insert the phrase “(other than, with respect to Holdings, any obligation to satisfy the conversion by holders of (including any cash payment upon conversion), or make any required payment of any principal or premium on, or required payment of any interest with respect to, any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness)” immediately after the words “Equity Interest in such Person” in clause (g) of the definition; and (ii) to insert the following sentence immediately after the last sentence appearing therein:
“Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction, and any obligations thereunder, in each case, shall not constitute Indebtedness of Holdings.”
(d)    The definition of “Permitted Qualifying Indebtedness” set forth in Section 1.01 of the Credit Agreement is amended to delete the third parenthetical therein in its entirety and replace it with the following:
“(or, solely at any time during an Adjusted Covenant Period, the Consolidated Leverage Ratio does not exceed the maximum Consolidated Leverage Ratio permitted under Section 6.11(a)(i) at such time)”
(e)    The definition of “Specified Swap Obligation” set forth in Section 1.01 of the Credit Agreement is amended to insert the following sentence immediately after the last sentence appearing therein:
“Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction, and any obligations thereunder, in each case, shall not constitute Specified Swap Obligations.”
(f)    The definition of “Swap Contract” set forth in Section 1.01 of the Credit Agreement is amended to insert the following sentence immediately after the last sentence appearing therein:
“Notwithstanding the foregoing, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall be considered a Swap Contract.”
(g)    Section 1.01 of the Credit Agreement is amended to (i) delete the definition of “Specified Restricted Payment” therefrom in its entirety and (ii) add the following definitions thereto in the appropriate alphabetical order:
“Cross-Default Reference Obligation” has the meaning assigned to such term in the definition of “Permitted Convertible Indebtedness”.
“Deferred Revenue Purchase Accounting Adjustment” shall mean any non-cash purchase accounting adjustments (including, but not limited to, deferred revenue write down) and any adjustments as required or permitted by the application of ASC 805 (requiring the use of purchase method of accounting for acquisitions and consolidations), ASC 350 (relating to changes in accounting for the amortization of goodwill and certain other intangibles) and ASC 360 (relating to the write down of long lived assets).
“First Adjusted Covenant Period” has the meaning assigned to such term in Section 6.11(a)(i).
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Holdings’s common stock (or other securities or property following a merger event or other change of the common stock of Holdings) purchased by Holdings in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Holdings from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Holdings from the issuance of such Permitted Convertible Indebtedness in connection with such Permitted Bond Hedge Transaction.
“Permitted Convertible Indebtedness” means any unsecured notes issued by Holdings that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of Holdings (or other securities or property following a merger event or other change of the common stock of Holdings), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that, the Indebtedness thereunder must satisfy each of the following conditions: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness is not guaranteed by any Subsidiary of Holdings, (iii) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Holdings or any Borrower (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision and (iv) the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness of such type (as determined by the board of directors of Holdings, or a committee thereof, in good faith); provided, further, that both immediately prior to and after giving effect (including on a Pro Forma Basis) thereto, (x) at any time prior to the Financial Covenant Election Date, the Consolidated Leverage Ratio does not exceed 3.00 to 1.00 (or, solely at any time during an Adjusted Covenant Period, the Consolidated Leverage Ratio does not exceed the maximum Consolidated Leverage Ratio permitted under Section 6.11(a)(i) at such time) and (y) at any time on or after the Financial Covenant Election Date, both (I) the Consolidated Leverage Ratio does not exceed 4.25 to 1.00 and (II) the Consolidated Senior Secured Leverage Ratio does not exceed 2.75 to 1.00.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Holdings’s common stock (or other securities or property following a merger event or other change of the common stock of Holdings) and/or cash (in an amount determined by reference to the price of such common stock) sold by Holdings substantially concurrently with any purchase by Holdings of a related Permitted Bond Hedge Transaction.
“Second Adjusted Covenant Period” has the meaning assigned to such term in Section 6.11(a)(i).
(h)    Section 1.04 of the Credit Agreement is amended to insert the following sentence immediately after the last sentence appearing therein:
“For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Indebtedness shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.”
(i)    Section 6.02 of the Credit Agreement is amended to (i) delete the word “and” at the end of clause (k); (ii) to remove the period “.” at the end of clause (l) and to add the words “; and” immediately after the end of the clause; and (iii) to insert the following phrase as clause (m):
“(m) Permitted Convertible Indebtedness.”
(j)    Section 6.03(g)(iii) of the Credit Agreement is amended to delete the third parenthetical therein in its entirety and replace it with the below:
“(or, solely at any time during an Adjusted Covenant Period, the Consolidated Leverage Ratio does not exceed the maximum Consolidated Leverage Ratio permitted under Section 6.11(a)(i) at such time)”
(k)    Section 6.03 of the Credit Agreement is amended to (i) delete the word “and” at the end of clause (j); (ii) to remove the period “.” at the end of clause (k) and to add the words “; and” immediately after the end of the clause; and (iii) to insert the following phrase as clause (l):
“(l) the Company’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, any Permitted Bond Hedge Transactions and Permitted Warrant Transactions in accordance with their terms.”
(l)    Section 6.06 of the Credit Agreement is amended to (i) insert the phrase “(other than, with respect to Holdings, any Permitted Convertible Indebtedness permitted by Section 6.02(m), any Permitted Bond Hedge Transactions and any Permitted Warrant Transactions)” immediately after the words “sell any Equity Interests” in the lead-in paragraph; (ii) delete the word “and” at the end of clause (f); (iii) delete the period “.” at the end of clause (g) and to add the words “; and” immediately after the end of the clause; (iv) insert the following phrase as clause (h):
“(h) Holdings may repurchase the common stock of Holdings in privately negotiated transactions concurrently with the pricing of any Permitted Convertible Indebtedness issued by Holdings; provided that (x) the price per share paid by Holdings in respect of such repurchases is equal to the applicable market price at the time and (y) the aggregate purchase price for any such repurchases, together with the aggregate purchase price of any Permitted Bond Hedge Transactions purchased by Holdings in connection with the issuance of the related Permitted Convertible Indebtedness, less the proceeds received by Holdings from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Holdings from the issuance of such Permitted Convertible Indebtedness in connection with such repurchase.”;
and (v) insert the following paragraphs immediately after the last sentence appearing therein in new paragraphs:
“Notwithstanding the foregoing, and for the avoidance of doubt, (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of Holdings’ common stock), or required payment of any interest with respect to, any Permitted Convertible Indebtedness, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Indebtedness, shall not constitute a Restricted Payment; provided that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Indebtedness (excluding any required payment of interest with respect to such Permitted Convertible Indebtedness and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Indebtedness (including, for the avoidance of doubt, the case where there is no Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness), the payment of such excess cash shall constitute a Restricted Payment notwithstanding this clause (i); and (ii) any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall not constitute a Restricted Payment; provided that, to the extent cash is required to be paid under a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by Holdings (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash (any such payment, a “Cash Settlement Payment”) shall constitute a Restricted Payment notwithstanding this clause (ii).
Notwithstanding the foregoing, Holdings may repurchase, exchange or induce the conversion of Permitted Convertible Indebtedness by delivery of shares of Holdings’s common stock and/or a different series of Permitted Convertible Indebtedness (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants that are no less favorable to Holdings than the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted (as determined by the board of directors of the Company, or a committee thereof, in good faith)) (any such series of Permitted Convertible Indebtedness, “Refinancing Convertible Notes”) and/or by payment of cash (in an amount that does not exceed the proceeds received by the Company from the substantially concurrent issuance of shares of Holdings’s common stock and/or Refinancing Convertible Notes plus the net cash proceeds, if any, received by the Company pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted, the Company shall (and, for the avoidance of doubt, shall be permitted under this Section 6.06 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Indebtedness that are so repurchased, exchanged or converted.”
(m)    Clause (a)(i) of Section 6.11 of the Credit Agreement is deleted in its entirety and replaced with the following:
“(i)    Prior to the Financial Covenant Election Date, permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of Holdings, commencing with the fiscal quarter ending June 30, 2018, to be greater than 3.00 to 1.00; provided that Holdings may, by written notice to the Administrative Agent for distribution to the Lenders, in no event more than two times prior to the earlier of the Maturity Date or the Financial Covenant Election Date, elect to increase the maximum Consolidated Leverage Ratio permitted under this Section 6.11(a)(i); provided, further, that (1) the first such election shall permit the maximum Consolidated Leverage Ratio to be as follows: (w) 3.50 to 1.00 as of the end of a Specified Quarter, (x) 3.75 to 1.00 for the three (3) consecutive fiscal quarters ending immediately following such Specified Quarter, (y) 3.50 to 1.00 for the fourth fiscal quarter ending immediately following such Specified Quarter and (z) 3.25 to 1.00 for the fifth fiscal quarter ending immediately following such Specified Quarter (such six (6) consecutive fiscal quarter period commencing with the Specified Quarter, the “First Adjusted Covenant Period”) and (2) the second such election shall permit the maximum Consolidated Leverage Ratio to be increased to 3.50 to 1.00 as of the end of a Specified Quarter and for the three (3) consecutive fiscal quarters ending immediately following such Specified Quarter (such four (4) consecutive fiscal quarter period commencing with the Specified Quarter, the “Second Adjusted Covenant Period” and together with the First Adjusted Covenant Period, collectively, the “Adjusted Covenant Periods”) (it being understood and agreed that (A) following the end of any Adjusted Covenant Period, the maximum Consolidated Leverage Ratio permitted under this Section 6.11(a)(i) shall revert to 3.00 to 1.00 as of the end of each subsequent fiscal quarter until another Adjusted Covenant Period (if any) is elected pursuant to the terms and conditions described in this Section 6.11(a)(i); (B) Holdings may not elect a new Adjusted Covenant Period for at least one (1) fiscal quarter following the end of the First Adjusted Covenant Period); and (C) the First Adjusted Covenant Period has been elected by Holdings in respect of an acquisition, and the Specified Quarter for such First Adjusted Covenant Period is the fiscal quarter ending December 31, 2018 and accordingly the maximum Consolidated Leverage Ratio for such fiscal quarter shall be 3.50 to 1.00 as set forth in the foregoing clause (1)(w) and the maximum Consolidated Leverage Ratio for the subsequent five consecutive fiscal quarters of the First Adjusted Covenant Period shall be as set forth in the foregoing clauses (1)(x), (1)(y) and (1)(z).”

(n)    Section 6.15 of the Credit Agreement is amended to insert the following paragraph immediately after the last sentence appearing therein in a new paragraph:
“Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Indebtedness upon satisfaction of a condition related to the stock price of Holdings’ common stock), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of Holdings or, following a merger event or other change of the common stock of Holdings, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Indebtedness shall not constitute a purchase, redemption, defeasance, prepayment or satisfaction in respect of Indebtedness by Holdings for the purposes of this Section 6.15.”
(o)    Clause (e) in Article VII of the Credit Agreement is amended to insert the following phrase immediately after the last sentence appearing therein:
“provided that this clause (e) shall not apply to any redemption, exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Indebtedness, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default;”
2.    Conditions of Effectiveness. The effectiveness of this Amendment (the “Amendment No. 1 Effective Date”) is subject to the satisfaction of the following conditions precedent:
(a)    The Administrative Agent (or its counsel) shall have received counterparts of (i) this Amendment duly executed by the Borrowers, the Required Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent and (ii) the Consent and Reaffirmation attached hereto duly executed by the Guarantors.
(b)    The Administrative Agent shall have received payment of the Administrative Agent’s and its affiliates’ fees and reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel for the Administrative Agent) in connection with this Amendment and the other Loan Documents to the extent earned, due and owing and otherwise reimbursable pursuant to the terms of the Credit Agreement or this Amendment and otherwise invoiced at least one (1) Business Day prior to the Amendment No. 1 Effective Date.
3.    Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants as follows:
(a)    This Amendment and the Credit Agreement as modified hereby constitute legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(b)    As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrowers set forth in the Credit Agreement are true and correct in all material respects, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties continue to be true and correct as of such specified earlier date; provided, that the materiality qualifier set forth in this paragraph (b) shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
4.    Reference to and Effect on the Credit Agreement.
(a)    Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other loan document shall mean and be a reference to the Credit Agreement as amended hereby.
(b)    The Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(c)    Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
(d)    This Amendment is a Loan Document.
5.    Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.
6.    Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
7.    Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

VONAGE AMERICA INC.
VONAGE HOLDINGS CORP.,
each as a Borrower

By: /s/ Randy K. Rutherford
Name: Randy K. Rutherford
Title: Chief Legal Officer and Secretary

JPMORGAN CHASE BANK, N.A.,
individually as a Lender, as the Issuing Bank, as the Swingline Lender and as Administrative Agent

By: /s/ Min Park
Name: Min Park
Title: Vice President

CITIZENS BANK, N.A.,
as a Lender

By: /s/ Christopher J. DeLauro
Name: Christopher J. DeLauro
Title: Senior Vice President

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Laura H. McAulay
Name: Laura H. McAulay
Title: Senior Vice President

SUNTRUST BANK,
as a Lender

By: /s/ Paige Scheper
Name: Paige Scheper
Title: Vice President

SILICON VALLEY BANK,
as a Lender

By: /s/ Steve Lyons
Name: Steve Lyons
Title: Director

SANTANDER BANK, N.A.,
as a Lender

By: /s/ William Lathan
Name: William Lathan
Title: Senior Vice President

MUFG UNION BANK, N.A.,
as a Lender

By: /s/ Matthew Hillman
Name: Matthew Hillman
Title: Vice President

FIFTH THIRD BANK,
as a Lender

By: /s/ Eric Oberfield
Name: Eric Oberfield
Title: Director

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ David A. Wild
Name: David A. Wild
Title: Senior Vice President

BANKUNITED, N.A.,
as a Lender

By: /s/ Craig R. Kincade
Name: Craig R. Kincade
Title: Senior Vice President

CONSENT AND REAFFIRMATION
Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 1 to the Second Amended and Restated Credit Agreement dated as of July 31, 2018 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) by and among Vonage America Inc., Vonage Holdings Corp., the financial institutions from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), which Amendment No. 1 is dated as of March 11, 2019 (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Credit Agreement and any other Loan Document executed by it and acknowledges and agrees that such Credit Agreement and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above‑referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment.
Dated: March 11, 2019
[Signature Page Follows]

VONAGE HOLDINGS CORP.
VONAGE AMERICA INC.
NEXMO DIGITAL INC.
NEXMO INC.
TOKBOX, INC.
VONAGE APPLICATIONS INC.
VONAGE BUSINESS INC.
VONAGE BUSINESS NETWORKS, INC.
VONAGE INTERNATIONAL INC.
VONAGE WIRELESS INC.
VONAGE WORLDWIDE INC.

By: /s/ Randy K. Rutherford
Name: Randy K. Rutherford
Title: Chief Legal Officer and Secretary

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